Exhibits 23.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW — SUITE 840

WASHINGTON, DC 20036

202-467-6862 — (FAX) 202-467-6963

September 9, 2011

Board of Directors

Wellesley Bank

40 Central Street

Wellesley, Massachusetts 02482

Members of the Board:

We hereby consent to the use of our firm’s name in the Application for Conversion, and amendments thereto, filed by Wellesley Bank with the Federal Deposit Insurance Corporation, the Federal Reserve Board, and the Massachusetts Division of Banks. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Wellesley Bancorp, Inc. with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Wellesley Bancorp, Inc.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.